Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL AND CONSTITUTION OF TRINITY BIOTECH PLC

The following is a summary of certain provisions of the Constitution of Trinity Biotech plc, comprising the Memorandum of Association and the Articles of Association. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Constitution, which is included as an exhibit to this annual report.

Objects

The Company’s objects, detailed in Clause 3 of its Memorandum of Association, are varied and wide ranging and include the carrying on of the business of researchers, manufacturers, buyers, sellers and distributors of all kinds of patents, pharmaceutical, medicinal and diagnostic preparations, equipment, drugs and accessories of every description. They also include the power to acquire shares or other interests or securities in other companies or businesses and to exercise all rights in relation thereto. The Company’s registered number in Ireland is 183476.

Powers and Duties of Directors

The directors may make such arrangements as may be thought fit for the management of the Company’s affairs in the Republic of Ireland or abroad.

A director may enter into a contract and be interested in any contract or proposed contract with the Company either as vendor, purchaser or otherwise and shall not be liable to account for any profit made by him resulting therefrom provided that he has first disclosed the nature of his interest in such a contract at a meeting of the board as required by Section 231 of the Irish Companies Act 2014. Generally, a director must not vote in respect of any contract or arrangement or any proposal in which he has a material interest (otherwise than by virtue of his holding of shares or debentures or other securities in or through the Company). In addition, a director shall not be counted in the quorum at a meeting in relation to any resolution from which he is barred from voting.

A director is entitled to vote and be counted in the quorum in respect of certain arrangements in which he is interested (in the absence of some other material interest). These include the giving of a security or indemnity to him in respect of money lent or obligations incurred by him for the Group, the giving of any security or indemnity to a third party in respect of a debt or obligation of the Group for which he has assumed responsibility, any proposal concerning an offer of shares or other securities in which he may be interested as a participant in the underwriting or sub-underwriting thereof and any proposal concerning any other company in which he is interested provided he is not the holder of or beneficially interested in 1% or more of the issued shares of any class of share capital of such company or of voting rights, any proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he or she may benefit and which has been approved by or is subject to and conditional upon approval by the board of the Revenue Commissioners for taxation purposes, any proposal relating to any arrangement for the benefit of employees under which he or she benefits or may benefit in a similar manner as the employees and which does not accord to him or her as a director any privilege or advantage not generally accorded to the employees to whom the arrangement relates, or subject to the Companies Act 2014, any proposal concerning the purchase and/or maintenance of any insurance policy under which a director may benefit.

The Board may exercise all the powers of the Company to borrow money, to mortgage or charge its undertaking, property and assets (present or future) and uncalled capital and (subject to the Companies Act 2014) to create and issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of any third party.

Directors are not required to retire upon reaching any specific age and are not required to hold any shares in the capital of the Group. The Articles provide for retirement of the directors by rotation.

One third of the directors for the time being other than a director holding an executive office with Trinity Biotech or, if their number is not three or a multiple of three, then the number nearest to, but not exceeding, one third shall retire from office at each annual general meeting, but if at any annual general meeting the number of directors who are subject to retirement by rotation is two, one of such directors shall retire and, if the number of such directors is one, that director shall retire. The directors to retire at each annual general meeting shall be the directors who have been longest in office since their last appointment. As between directors of equal seniority the directors to retire shall, in the absence of agreement, be selected from among them by lot. A retiring director shall be eligible for re-appointment and shall act as a director throughout the meeting at which he retires.  The Company may by ordinary resolution at the meeting at which any Director retires fill the vacated office by appointing a person thereto and, in default, the retiring Director, if willing to act, shall be deemed to have been re-appointed unless at such meeting it is expressly resolved not to fill such vacated office or a resolution for the re-appointment of such director shall have been put to the meeting and lost.

At a general meeting a motion for the appointment of two or more persons as directors of Trinity Biotech by a single resolution shall not be put unless a resolution that it shall be so put has been first agreed to by the meeting without any vote being given against it. No person other than a director retiring at the meeting shall, unless recommended by the directors for appointment be eligible for appointment to the office of director at any general meeting unless, within the prescribed time before the day appointed for the meeting, there shall have been given to the Company notice in writing by some member duly qualified to be present and vote at the meeting of his intention to propose such person for appointment and also notice in writing, signed by the person to be proposed, of his willingness to be appointed. The prescribed time above mentioned shall be such that, between the date when the notice is served or deemed to be served and the day appointed for the meeting, there shall be not less than seven nor more than forty-five clear days.

Rights, Preferences and Restrictions Attaching to Shares

The Company has only one class of shares in issue, ‘A’ Ordinary Shares of US$0.0109 each. All such ‘A’ Ordinary Shares rank equally in all respects. The Company may, subject to the provisions of the Companies Act 2014, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, issue any shares in the capital of the Company with such preferred, deferred, qualified or other special rights and privileges and with such conditions restrictions or qualifications, whether in regard to preference, dividend, capital (including return of capital), voting or otherwise (including, but without prejudice to the generality of the foregoing, and subject to the provisions of the Companies Act 2014, shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holders) as the Company may from time to time by ordinary resolution determine or, if the Company does not so determine, as the directors may determine.

Every shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to vote, whether in person or by proxy, at any general meeting of the Company or any meeting of a class of shareholders of the Company) who (being an individual) is present in person or by duly appointed proxy or (being a corporation) is present by duly authorised representative or by duly appointed proxy shall have one vote for every share of which he or she is the holder. In the case of joint holders, the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. Seniority shall be determined by the order in which the names of the holders stand in the Share Register in respect of the joint holding.

Subject to the terms on which shares are allotted, the directors may make calls on the shareholders (and any persons entitled by  transmission) in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and not payable on a date fixed by or in accordance with the allotment terms. Each such shareholder or other person shall pay to the Company the amount called, subject to receiving at least 14 clear days’ notice specifying when and where the payment is to be made, as required by such notice.

Where a shareholder or person who appears to be interested in shares fails to comply with a request for information outlined by Section 1062 of the Companies Act 2014 from the Company, the shareholder who is subject to this request may be served with a direction notice and may thereby be restricted from transferring the shares, exercising voting rights, being issued further shares in right of its existing shareholding or receiving any sums in respect of the shares (except on a winding up of the Company).

The Company is entitled to sell at the best price reasonably obtainable any share of a shareholder, or any share to which a person is entitled by transmission, if during a 12 year period prior to procedure set out in the Articles, no cheque, warrant or money order in respect of such share sent by or on behalf of Trinity Biotech to the shareholder or to the person entitled by transmission to the share, at his or her address in the share register or other address last known to the Company has been cashed, no cash dividend payable on the shares has been satisfied by the transfer of funds to a bank account of the shareholder (or person entitled by transmission to the share) or by transfer of funds by means of the uncertificated system and the Company has received no communication (whether in writing or otherwise) in respect of such share from such shareholder or person. This is provided that during such 12 year period the Company has paid at least three cash dividends (whether interim or final) in respect of shares of the class in question and no such dividend has been claimed by the person entitled to such share.

Before recommending a dividend, the directors may reserve out of the profits of the Company and carry to reserve such sums as they think fit. Such sums standing to reserve may be applied, at the directors’ discretion, for any purpose to which the profits of the Company may properly be applied and, pending such application, may either be employed in the business of the Company or be invested in such investments as the directors think fit. The directors may divide the reserve into such special funds as it thinks fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as it thinks fit. The directors may also carry forward any profits without placing them to reserve.

Action Necessary to Change the Rights of Shareholders

Subject to the provisions of the Companies Act 2014 and the other provisions of the Articles, if at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing from the holders of at least three-quarters in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class sanctioning the variation, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum for such a meeting.

AGMs and EGMs of Shareholders

The Company must hold a general meeting as its annual general meeting each year. Not more than 15 months can elapse between annual general meetings. Subject to the Companies Act 2014, all general meetings of the Company shall be held at such time and places, including electronic platforms as the board of directors shall determine and may be held outside Ireland.

All general meetings other than annual general meetings shall be called extraordinary general meetings. The board of directors shall determine whether a general meeting is to be held as a physical meeting and/or an electronic meeting, provided that all general meetings must be held in accordance with the provisions of the Companies Act 2014. The directors may at any time call an extraordinary general meeting and such meetings may also be convened on such requisition, or in default may be convened by such requisitions, as is provided by the Companies Act 2014.

In the case of an annual general meeting or a meeting at which a special resolution is proposed, at least 21 clear days' notice of the meeting is required and in any other case at least 14 clear days' notice is required.

Notice must be given in writing to all members and to the auditors in accordance with the Articles and must state the details specified in the Articles. In certain circumstances provided for in the Companies Act 2014, extended notice of a general meeting is required. These include a meeting at which a resolution for the removal of a director before the expiration of his term of office is proposed.

No business shall be transacted at a general meeting unless a quorum is present when the meeting proceeds to business. Shareholders holding at least 40% of the issued and outstanding ordinary shares present in person or by proxy and entitled to vote shall be a quorum for all purposes. For the purposes of the Articles a proxy, attorney or other representative of a shareholder will be considered to be entitled to cast only the voting rights to which his or her appointment relates and not any other voting rights held by the shareholder he or she represents.

Other Provisions of the Memorandum and Articles of Association

The Memorandum and Articles of Association do not contain any specific provisions:

•
which would have an effect of delaying, deferring or preventing a change in control of the Company and which would operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries); or

•	governing the ownership threshold above which a shareholder ownership must be disclosed; or

•	imposing conditions governing changes in the capital which are more stringent than is required by Irish law.